Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:
Sara Herrmann
Corporate Communications Manager
(716) 684-8060
sherrmann@ene.com

Marshall A. Heinberg Named Chairman of Ecology and Environment, Inc.
Board of Directors

LANCASTER, NY, June 7, 2017 – The Board of Directors of Ecology and Environment, Inc. (E & E) (NASDAQ: EEI) has appointed Marshall A. Heinberg Board Chairman. Former Chairman and company co-founder Frank B. Silvestro will continue to serve on the Board.

“Marshall Heinberg’s leadership style and extensive investment banking and operational experience make him well suited to help execute E & E’s corporate growth initiatives,” said E & E president and CEO Gerard A. Gallagher III. “We welcome Marshall to the Board and look forward to working together with him and with all of our Board members to move E & E forward.”

“I am pleased to have the opportunity to work alongside my fellow Board members to assist the executive team of E & E in setting its strategic direction and implementing its growth plans,” said Mr. Heinberg. “E & E has a long tradition of professional excellence and I am excited to be working with such a high quality team of professionals.”

Mr. Heinberg has served as Head of the Investment Banking Department and as a Senior Managing Director of Oppenheimer & Co. Inc. and has also served as the U.S. Head of Investment Banking at CIBC World Markets. During his career, he has worked on numerous financings and merger and acquisition transactions with many leading environmental engineering and consulting firms.

About Ecology and Environment, Inc.
E & E is a global network of innovators and problem solvers, dedicated professionals and industry leaders in scientific, engineering, and planning disciplines working collaboratively with clients to develop technically sound, science-based solutions to the leading environmental challenges of our time. E & E’s U.S. offices are headquartered and incorporated in New York State. The company is listed on the NASDAQ Stock Exchange under the ticker symbol EEI and the information in this release can be found online at www.ene.com.